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September 26, 2005                                          MICHAEL J. MESSAGLIA
                                                     DIRECT DIAL: (317) 238-6249
                                                  E-MAIL: MMESSAGLIA@KDLEGAL.COM


VIA EDGAR


United States Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

   Re:  Blue River Bancshares, Inc.
        Item 4.02 8-K Filed April 20, 2005
        Form 10-KSB for the fiscal year ended December 31, 2004
        Forms 10-QSB for the quarterly periods ended March 31, 2005 and June 30, 2005
        File No. 000-24501

Ladies and Gentlemen:

         On behalf of our client, Blue River Bancshares, Inc. (the "Company"), we hereby request an extension of time until October 4, 2005, to respond to the comments of the Staff of the Securities and Exchange Commission received September 20, 2005 concerning the above-referenced reports of the Company. If this request for an extension of time is not acceptable, please contact the undersigned at your earliest convenience.

                                                     Respectfully,

                                                     /s/ Michael J. Messaglia

                                                     Michael J. Messaglia